10868 189th Street Council Bluffs, IA 51503 712-366-0392 Phone 712-366-0394 Fax

January 16, 2018

Dear Fellow SIRE Investors:

The Board of Directors of Southwest Iowa Renewable Energy, LLC declared a distribution of $500 per unit to members of record as of December 31, 2017, totaling approximately $6.7 million. (See the December 18, 2017 press release posted at www.sireethanol.com).

Enclosed please find your check representing your $500 per unit distribution for units you owned as of December 31, 2017.  The $500 per unit represents approximately 45 % of your approximately $1,100 (as forecasted) taxable income per unit on your 2017 K-1.

We saw good returns for the fiscal year ending September 30, 2017 and continue to make good progress on reducing our debt and meeting bank covenants, while also achieving plant efficiency improvements. Our total bank loans and sub-debt at September 30, 2013 was $123.8 million versus just $16.1 million at September 30, 2017, a reduction of $107.7 million in just four years.

As you may have read in our recent quarter end press release dated December 18, 2017, we have seen continued improvement in margins, debt payments and plant operations through fiscal year 2017.  The current plan is to operate the plant at maximum permitted capacity of 140 million gallons per year.

I want to thank all of you for your continued support of Southwest Iowa Renewable Energy, LLC. As always, feel free to contact us if you have any questions, you can reach Brian Cahill, CEO, at 712-352-5002 or Brett Frevert, CFO, at 712-352-5005.

We welcome you to attend the SIRE annual meeting held in Treynor on Friday February 16, 2018.

Sincerely,

Karol King
Chairman of the Board
(ls)

Enclosure